FOR IMMEDIATE RELEASE McCormick Appoints Valarie Sheppard to Board of Directors HUNT VALLEY, Md., May 21, 2024 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that Valarie Sheppard, retired Executive Vice President, Controller and Treasurer of the Procter & Gamble Company (P&G) has been appointed to the Board of Directors of McCormick effective June 1, 2024. Ms. Sheppard brings over 35 years of experience in finance and accounting following a stellar career with P&G. Her expertise includes capital deployment and asset management, business process reengineering, acquisitions and divestures, external financial reporting and controls, and Sarbanes-Oxley compliance. Prior to her retirement in 2021, Ms. Sheppard led P&G’s global finance, accounting, and treasury operations teams in over 65 countries. She held various senior financial leadership positions within the company over her tenure, including finance and accounting roles in the Fabric Care, Home Care and the Beauty businesses, as well as assignments in Europe and Asia. Ms. Sheppard helped lead the financial integration of Gillette, the largest acquisition in P&G’s history. She also brings additional audit and public accounting experience to the McCormick board from prior roles as Senior Vice President and P&G Comptroller and Treasurer where she frequently interacted with the company’s Audit Committee. Ms. Sheppard previously served on public company boards for Sovos Brands, Innovation International Acquisition Corporation, and Anixter International on various Audit, Compensation, and Governance & Nominating committees. She currently serves on the board for Ibotta. Brendan M. Foley, President and CEO of McCormick commented, “Ms. Sheppard’s global finance and accounting experience will be invaluable to McCormick as a global leader in flavor with brands sold in over 150 countries and territories. Her broad CPG Industry knowledge and commercial experience make her an excellent fit for McCormick. I look forward to working with Valarie and the rest of the board to oversee our strategic direction and advance our leadership and differentiation.” Ms. Sheppard’s appointment is part of the board’s commitment to its continuous refreshment process, ensuring it has a relevant mix of skills and experiences that complement McCormick’s strategy and promote effective governance practices. The board’s refreshment process continues to add experienced leaders with diverse backgrounds and perspectives that will benefit McCormick. With this appointment, the Board of Directors of McCormick will be comprised of 13 directors, 11 of which are independent. Ms. Sheppard received a Bachelor of Science in Accounting and a Master’s in Science in Industrial Administration from Purdue University. About McCormick McCormick & Company, Incorporated is a global leader in flavor. With over $6.5 billion in annual sales across 150 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn. # # # For information contact: Global Communications: Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)